T. ALAN OWEN & ASSOCIATES, P.C.
                                Attorneys at Law
                              One Arlington Centre
                             1112 East Copeland Road
                                    Suite 420
                             Arlington, Texas 76011
TELEPHONE                                                                TELEFAX
(817) 460-4498                                                    (817) 795-0154
(817) 461-6079 -- Metro

                                 April 20, 2000


Wholesale On The Net, Inc.
1529 E. I-30, Suite 104
Garland, Texas 75043

         Attention: Thomas N. Bieger

Dear Mr. Bieger:

         As the sole director, officer and major shareholder of Wholesale On The Net, Inc. (the "Corporation"), you have requested my opinion as special securities counsel for the Corporation with regard to the issuance of its Common Stock, par value of $0.001 per share (the "Common Stock"), upon organization and pursuant to a public offering of a maximum of not more than 4,000,000 shares and a minimum of not less than 200,000 shares, at a price of $0.25 per share.

         In  this  respect,  I have  examined  the  following  documents  of the
Corporation:

         1. Articles of Incorporation filed with the Secretary of State of Nevada, under date of June 30, 1999.

         2. A set of Bylaws approved and adopted by the Corporation upon its organization.

         3. Minutes of the organizational meeting held by Thomas N. Bieger on July 1, 1999, as the sole director named in the Articles of Incorporation, during which the following business, among others, was transacted.

                  o Issuance of 600,000 shares of the Corporation's Common Stock to Thomas Bieger as consideration for services rendered and cash advanced to or for the Corporation at a stated value of $2,000.

         4. Written Consent of Sole Director, Thomas N. Bieger, dated August 27, 1999, which authorizes the following transaction:

                           Issuance of 400,000 shares of Common Stock of the Corporation as consideration for the payment of $20,000 for the development of the Corporation's web site which offers products for sale over the Internet.

         5. Written Consent of Sole Director, Thomas N. Bieger, dated January 31, 2000, which authorizes the following transaction:

                           Filing of a public offering of not more than 4,000,000 shares and not less than 200,000 shares of the Corporation's Common Stock at a price of $0.25 per share pursuant to a registration statement to be filed by the Corporation with the Securities and Exchange Commission on Form SB-1.

         Based upon my examination of the foregoing documents, which constitute all of the records of the Corporation, I am of the opinion that the 1,000,000 shares of Common Stock presently outstanding constitute validly issued, fully paid, and non-assessable shares of Common Stock, and that the shares authorized for issuance pursuant to the public offering will, upon payment therefor, likewise constitute validly issued, fully paid, and non-assessable shares of capital stock of the Corporation.

                                                              Yours Truly,

                                                         /s/  T. Alan Owen
                                                        ------------------
                                                              T. Alan Owen